Exhibit 99.1

News Release CACI International Inc · 1100 North Glebe Road · Arlington Virginia 22201

CACI Announces Closing of New $750 Million Credit Facility

Enhances Strong Balance Sheet and Financial Flexibility

Arlington, VA, October 22, 2010 - CACI International Inc (NYSE:CACI), a leading professional services and information technology provider to the federal government, announced today that it has replaced its existing senior secured credit facility with a new $750 million senior secured credit facility. The new facility comprises a $600 million revolver and a $150 million term loan. It enhances the company’s strong capital position and further increases CACI’s financial flexibility to capitalize on attractive opportunities in existing, adjacent, and new markets, organically and through acquisitions.

The five-year secured credit agreement permits revolver borrowings of up to $600 million and has an accordion feature that would allow the facility to be expanded by an additional $200 million. The interest rate for all borrowings under the facility will be at a variable rate initially equal to LIBOR plus 225 basis points per annum and may change based on the company’s total leverage ratio as described in the credit agreement. The new facility is subject to affirmative, negative, and financial covenants that are customary for this type of credit agreement.

Paul Cofoni, CACI’s President and CEO, said, “This new credit facility is an important step in executing our strategy to grow our company. It provides us with additional flexibility to take advantage of opportunities to complement the organic growth of our business and help further shareholder returns. Along with our strong cash flow, the facility enhances our mergers and acquisition program, where we continue to pursue potential candidates in well-funded and high-priority areas, particularly those firms that can bring us new customers and add to our distinctive services.”

Bank of America Merrill Lynch acted as the administrative agent and joint book runner, with affiliates of JP Morgan Chase Bank, SunTrust Bank, Citizens Bank of Pennsylvania, and Wells Fargo Bank also serving as joint book runners in the transaction.

CACI provides professional services and IT solutions needed to prevail in the areas of defense, intelligence, homeland security, and IT modernization and government transformation. We deliver enterprise IT and network services; data, information, and knowledge management services; business system solutions; logistics and material readiness; C4ISR integration services; cyber solutions; integrated security and intelligence solutions; and program management and SETA support services. CACI services and solutions help our federal clients provide for national security, improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. CACI is a member of the Fortune 1000 Largest Companies and the Russell 2000 index. CACI provides dynamic careers for approximately 12,900 employees working in over 120 offices in the U.S. and Europe. Visit CACI on the web at www.caci.com and www.asymmetricthreat.net.

There are statements made herein which do not address historical facts, and therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and the United Kingdom, including conditions that result from a prolonged recession; terrorist activities or war; changes in interest rates; currency fluctuations; significant fluctuations in the equity markets; changes in our effective tax rate; valuation of contingent consideration in connection with business combinations; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. government or other public sector projects, based on a change in spending patterns, or in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq, or an economic stimulus package; government contract procurement (such as bid protest, small business set asides, loss of work due to organizational conflicts of interest, etc.) and termination risks; the results of government investigations into allegations of improper actions related to the provision of services in support of U.S. military operations in Iraq; the results of government audit and reviews conducted by the Defense Contract Audit Agency or other governmental entities with cognizant oversight; the insourcing of contractor positions by the government; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); market speculation regarding our continued independence; material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts (“GWACs”) and/or schedule contracts with the General Services Administration; the ability to integrate the operations of our recent acquisitions; our own ability to achieve the objectives of near term or long range business plans; and other risks described in the Company’s Securities and Exchange Commission filings.

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Corporate Communications and Media: Jody Brown, Executive Vice President, Public Relations (703) 841-7801, jbrown@caci.com	Investor Relations: David Dragics, Senior Vice President, Investor Relations (866) 606-3471, ddragics@caci.com